Exhibit 99.3

CELANESE CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions
		Charged to	Charged to
	Balance at	Costs and	other				Balance at
	Beginning of Year	Expenses	Accounts		Deductions		End of Year
	(In $ millions)

Predecessor
Three Months Ended March 31, 2004
Deducted from asset accounts:
Allowance for Doubtful Accounts	22	1	—		(1	)(a)	22
Valuation allowance for deferred tax assets	160	—	—		—		160

Successor
Nine Months Ended December 31, 2004
Deducted from asset accounts:
Allowance for Doubtful Accounts	22	4	—		(4	)(a)	22
Valuation allowance for deferred tax assets	160	113	448	(b)	(73)		648
Year Ended December 31, 2005
Deducted from asset accounts:
Allowance for Doubtful Accounts	22	2	—		(8	)(a)	16
Valuation allowance for deferred tax assets	648	20	73	(b)	(31	)(c)	710
Year Ended December 31, 2006
Deducted from asset accounts:
Allowance for Doubtful Accounts	16	1	—		(1	)(a)	16
Valuation allowance for deferred tax assets	710	8	1	(b)	(259	)(b)(d)	460

(a)	Includes foreign currency translation effects and uncollected accounts written off, net of recoveries

(b)	Represents amount charged to goodwill as a result of purchase accounting and Accumulated other comprehensive income (loss), net

(c)	Represents reversal of valuation allowance on German deferred tax assets, primarily net operating loss carryforwards

(d)	Includes reductions to valuation allowances associated with reductions in net deferred tax assets not resulting in net expense or benefit.